UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2024

Aura Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40971	32-0271970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Guest Street
Boston, Massachusetts	02135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 500-8864

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	AURA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On September 23, 2024, Julie Feder notified Aura Biosciences, Inc. (the “Company”) of her departure from her role at the Company as an employee and Chief Financial Officer, effective as of October 25, 2024 (the “Transition Date”). Ms. Feder’s departure does not reflect any dispute or disagreement with the Company on any matter relating to its business or financial reporting.

Following the Transition Date, pursuant to a Resignation and Consulting Agreement with the Company, dated September 25, 2024 (the “Consulting Agreement”), Ms. Feder will provide consulting services to the Company beginning on the Transition Date through December 31, 2024. Pursuant to the Consulting Agreement, Ms. Feder will be entitled to continued vesting of her restricted stock units and stock options, subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and 2021 Stock Option and Incentive Plan (as applicable) and associated restricted stock unit award agreements and stock option agreements. In connection with Ms. Feder’s resignation, on September 26, 2024, the Company and Ms. Feder entered into a Transition and Release Agreement (the “Transition Agreement”), which will become effective on the Transition Date. The Transition Agreement provides that Ms. Feder will receive continued salary through the Transition Date subject to Ms. Feder’s performance of certain Transition Services (as defined in the Transition Agreement).

Subject to entering into a release of claims in favor of the Company, under the Transition Agreement, Ms. Feder will be entitled to receive (i) severance pay equal to continuation of her annual base salary for ten months and (ii) subject to Ms. Feder’s timely election to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and copayment of premium amounts at the applicable active employees’ rate, a monthly payment equal to the amount that the Company would have paid to provide health insurance to Ms. Feder until the earlier of nine months, eligibility for medical care coverage through other employment or termination of eligibility under COBRA. The Transition Agreement also includes customary confidentiality and non-disparagement provisions.

The foregoing descriptions of the Consulting Agreement and the Transition Agreement do not purport to be complete and are qualified in their entirety by the full text of the Consulting Agreement and the Transition Agreement, respectively, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.

Appointment of Interim Principal Financial Officer and Interim Principal Accounting Officer

On September 25, 2024, the Board of Directors of the Company (the “Board”) designated Amy Elazzouzi, the Company’s Vice President, Finance, as the Company’s interim principal financial officer and interim principal accounting officer, in each case, effective on the Transition Date, to serve in such roles during the pendency of the Company’s search for a new Chief Financial Officer.

Ms. Elazzouzi, age 51, has served in her current position at the Company since January 2020 and previously served as the Company’s Corporate Controller from September 2015 to January 2020. Prior to joining the Company, Ms. Elazzouzi served as Director of Finance and Operations at KEW Group, Inc. and Controller at AVEO Pharmaceuticals, Inc. Ms. Elazzouzi received an MBA from Northeastern University and a BA from Regis College.

In connection with her appointment as the Company’s interim principal financial officer and interim principal accounting officer, the Compensation Committee of the Board increased Ms. Elazzouzi’s annual base salary to $360,000, effective on the Transition Date. Following the end of each calendar year, Ms. Elazzouzi is eligible to receive a discretionary annual performance bonus with a target of 30% of her annual base salary based upon the Board’s assessment of the Company’s achievement of its performance goals, Ms. Elazzouzi’s performance of her individual goals, and Ms. Elazzouzi’s continued employment with the Company.

In addition, Ms. Elazzouzi will enter into an indemnification agreement with the Company, the form of which was filed with the Securities and Exchange Commission as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-260156) on October 25, 2021, pursuant to which the Company may be required, among other things, to indemnify Ms. Elazzouzi for certain expenses (including reasonable attorneys’ fees), judgments, fines, penalties, excise taxes and settlement amounts actually and reasonably incurred by her in any action or proceeding arising out of her service as an officer of the Company.

There are currently no arrangements or understandings between Ms. Elazzouzi and any other person pursuant to which Ms. Elazzouzi will be appointed as interim principal financial officer and interim principal accounting officer of the Company and there are no family relationships between Ms. Elazzouzi and any of the Company’s directors or executive officers. There are currently no transactions in which Ms. Elazzouzi has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aura Biosciences, Inc.

Date: September 27, 2024	By:	/s/ Elisabet de los Pinos, Ph.D.
Elisabet de los Pinos, Ph.D.
Chief Executive Officer